AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Live Nation Entertainment, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-3247759
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

9348 Civic Center Drive

Beverly Hills, California 90210

(Address of principal executive offices) (Zip Code)

Amended and Restated Ticketmaster Entertainment, Inc. 2008 Stock and Annual Incentive Plan

(Full title of the plan)

Michael G. Rowles

General Counsel

Live Nation Entertainment, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

(310) 867-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.

☐ Large accelerated filer	☐ Non-accelerated filer	☒ Accelerated filer	☐ Smaller Reporting Company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value per share (“Common Stock”)(1)	16,675,114(2)(3)	$9.12(4)	$152,077,036(4)	$10,843.09(5)

(1)	Each share of Common Stock includes one Series A junior participating preferred stock purchase right (the “Rights”), which initially attach to and trade with the shares of Common Stock being registered hereby. The terms of the Rights are described in the Rights Agreement filed as Exhibit 4.1 to the registrant’s current report on Form 8-K with the Securities and Exchange Commission (the “SEC”) on December 23, 2005, as amended by the First Amendment to Rights Agreement filed as Exhibit 4.1 to the registrant’s current report on Form 8-K with the SEC on March 3, 2009.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares being issued pursuant to the Amended and Restated Ticketmaster Entertainment, Inc. 2008 Stock and Annual Incentive Plan (the “Ticketmaster Stock Plan”) as a result of stock splits, stock dividends or similar transactions.
(3)	Represents the maximum number of shares of Common Stock currently issuable pursuant to the Ticketmaster Stock Plan.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on January 20, 2010, as quoted on the New York Stock Exchange.
(5)	The registration fee is offset by $7,997.28 previously paid by the registrant with respect to 14,639,472 shares of Common Stock subject to outstanding equity awards under the Ticketmaster Stock Plan pursuant to the registrant’s Registration Statement on Form S-4/A (Registration No. 333-159991) filed with the SEC on November 4, 2009.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by the registrant in connection with the Agreement and Plan of Merger dated as of February 10, 2009, among Ticketmaster Entertainment, Inc. (“Ticketmaster Entertainment”), the registrant and a wholly owned subsidiary of the registrant (“Merger Sub”), pursuant to which Ticketmaster Entertainment was merged with and into Merger Sub (the “Merger”). The Merger became effective on January 25, 2010 at which time the registrant assumed the Ticketmaster Stock Plan and each outstanding award granted under the Ticketmaster Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by us with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(i)	The registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, as amended;

(ii)	The registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

(iii)	The registrant’s Current Reports on Form 8-K filed with the SEC on February 10, 2009 (two filings), February 13, 2009, February 25, 2009, March 3, 2009, March 20, 2009, April 24, 2009, May 28, 2009, June 3, 2009, July 7, 2009, October 22, 2009, November 6, 2009, December 22, 2009, January 8, 2010 and January 25, 2010 (four filings) and the Current Report on Form 8-K/A filed on September 16, 2009 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

(iv)	A description of the Common Stock and preferred share purchase rights included under the caption “Description of Our Capital Stock” in the Information Statement filed as Exhibit 99.1 to the registrant’s Registration Statement on Form 10, as amended (File No. 01-32601), as filed with the SEC on December 8, 2005, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The opinion of counsel regarding the validity of the shares of Common Stock that may be issued under the Ticketmaster Stock Plan is provided by Eric Lassen, Senior Vice President and Deputy General Counsel of the registrant.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and to the registrant’s certificate of incorporation.

The registrant’s certificate of incorporation provides that the registrant shall indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director or officer of the registrant or was serving at the request of the registrant as a director, officer, employee or agent of another enterprise, against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement, and ERISA excise taxes or penalties) actually and reasonably incurred by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the registrant’s board of directors.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), however, indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The registrant has entered into indemnification agreements with its directors that will require the registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. The registrant also maintains liability insurance at its expense, to protect itself and any director, officer, employee or agent of the registrant or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

A. The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to applicable law, the registrant’s Certificate of Incorporation, as it may be amended from time to time, the registrant’s Bylaws or the registrant’s indemnification agreements, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beverly Hills, California, on this 25th day of January, 2010.

LIVE NATION ENTERTAINMENT, INC.

By:	/s/ MICHAEL ROWLES
Michael Rowles Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of the registrant hereby constitutes and appoints Michael Rapino and Kathy Willard, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ MICHAEL RAPINO Michael Rapino	President, Chief Executive Officer and Director	January 25, 2010

/S/ KATHY WILLARD Kathy Willard	Chief Financial Officer	January 25, 2010

/S/ BRIAN CAPO Brian Capo	Chief Accounting Officer	January 25, 2010

/S/ ARIEL EMANUEL Ariel Emanuel	Director	January 25, 2010

/S/ ROBERT TED ENLOE, III Robert Ted Enloe, III	Director	January 25, 2010

/S/ JEFFREY T. HINSON Jeffrey T. Hinson	Director	January 25, 2010

/S/ JAMES S. KAHAN James S. Kahan	Director	January 25, 2010

/S/ L. LOWRY MAYS L. Lowry Mays	Director	January 25, 2010

/S/ RANDALL T. MAYS Randall T. Mays	Director	January 25, 2010

/S/ CONNIE MCCOMBS MCNAB Connie McCombs McNab	Director	January 25, 2010

/S/ MARK SHAPIRO Mark Shapiro	Director	January 25, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Rights Agreement between CCE Spinco, Inc. and The Bank of New York, as rights agent, dated December 21, 2005 (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed December 23, 2005).

4.2	First Amendment to Rights Agreement between Live Nation, Inc. and The Bank of New York Mellon, dated February 25, 2009 (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed March 3, 2009).

4.3	Form of Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K filed December 23, 2005).

4.4	Form of Right Certificate (incorporated by reference to Exhibit 4.3 of the registrant’s Current Report on Form 8-K filed December 23, 2005).

5.1	Opinion of Eric Lassen, Senior Vice President and Deputy General Counsel of Live Nation Entertainment, Inc.

10.1	Amended and Restated Ticketmaster Entertainment, Inc. 2008 Stock and Annual Incentive Plan.

23.1	Consent of Eric Lassen, Senior Vice President and Deputy General Counsel of Live Nation Entertainment, Inc. (contained in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).